Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                        MONTHLY REPORT - MAY 2004
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (24,043.925 units) at April 30, 2004             $ 35,612,197
Additions of 57.455 units on May 31, 2004                              84,577
Redemptions of (10.322) units on May 31, 2004                         (15,195)
Offering Costs                                                        (26,629)
Net Income (Loss) - May 2004                                         (190,995)
                                                                 ------------

Net Asset Value (24,091.058 units) at May 31, 2004               $ 35,463,955
                                                                 ============

Net Asset Value per Unit at May 31, 2004                         $   1,472.08
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $     39,144
    Change in unrealized                                              (86,381)

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                              (79,027)
  Interest income                                                      30,204
                                                                 ------------

                                                                      (96,060)
                                                                 ------------

Expenses:
  Brokerage fee                                                        88,632
  Performance fee                                                           0
  Operating expenses                                                    6,303
                                                                 ------------

                                                                       94,935
                                                                 ------------

Net Income (Loss) - May 2004                                    $    (190,995)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on May 31, 2004                         $  1,472.08

Net Asset Value per Unit on April 30, 2004                       $  1,481.13

Unit Value Monthly Gain (Loss) %                                       (0.61)%

Fund 2004 calendar YTD Gain (Loss) %                                    6.86 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Trend-following in uncertain times...

May was a difficult month for systematic trend following strategies, with most of our accounts ending the month with slightly negative performance.

The big story continues to be energy, with crude oil setting record high prices during May and settling just under $40 a barrel. Energy was the one bright spot in our trading, while most fixed income and currency contracts experienced a classic whipsaw - beginning the month with a continuation of April's reversals, and then ending with a strong rally. Equity prices continued to weaken in the face of higher energy prices and global political uncertainty.

This kind of market action is not uncommon for trend following strategies. In an effort to manage risk, we seek to balance the need to be engaged with the risk of being chopped around in directionless markets. The resulting performance is often lackluster until new trends emerge and sustain, but we have no way of knowing when that will be.

In the meantime we will keep our risk profile low and be patient.

If you have any questions or concerns, please feel free to call.

Sincerely,

Bruce Cleland
President & CEO